Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Joint Registration Statement on Form F-3 (Nos. 333-139459 and 333-139459-01) of Petróleo Brasileiro S.A. — Petrobras and Petrobras International Finance Company — PifCo of our reports dated February 17, 2006, with respect to the consolidated financial statements of Petrobras and its subsidiaries and the consolidated financial statements of PifCo and its subsidiaries for the year ended December 31, 2005, included in this Joint Annual Report (Form 20-F) for the year ended December 31, 2007.
/s/ ERNST & YOUNG
Auditores Independentes S/S
Rio de Janeiro, RJ — Brazil
May 16, 2008